Exhibit 8

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT ("Agreement") is entered into as of June 2, 1997, by and among SCIENTECH, Inc., a corporation formed under the laws of Idaho (the "Company"); and the Persons named in Schedule A hereto (the "Shareholders").

                                    RECITALS

         WHEREAS, the Company has outstanding as of the date hereof 2,026,413 shares of Common Stock; and

         WHEREAS, each Shareholder has or is expected to have a substantial investment in the Company by reason of its ownership of the capital stock of the Company as set forth on Schedule A; and

         WHEREAS, the terms "Shareholder" or "Shareholders" as used herein shall include the parties hereto other than the Company and shall include any future holder of shares of Common Stock or other equity securities of the Company who becomes a party to this Agreement; and

         WHEREAS, the parties believe that it is in the best interest of the Company and the Shareholders to make provision for matters relating to the governance of the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         As used herein in this Agreement, the following terms shall have the following respective meanings:

         "Affiliate" means, as applied to the Company or any other specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company (or other specified Person) and shall also include (a) any Person who is a director or beneficial owner of at least 5% of the then outstanding equity securities of the Company (or other specified Person) and Family Members of any such Person, (b) any Person of which the Company (or other specified Person) or an Affiliate (as defined in clause
(a) above) of the Company (or other specified Person) shall, directly or indirectly, either beneficially own at least 10% of the then outstanding equity securities or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, any Family Member of such Person.

         "Approved  Management  Incentive Plan" shall mean any plan described on
Schedule 3.4(b) of the Stock Purchase Agreement, and any incentive stock plan or other form of incentive compensation approved by the Company's Board of Directors and PSO in writing.

         "Articles of Incorporation" means the Amended and Restated Articles of Incorporation of the Company attached as Exhibit A to the Stock Purchase Agreement.

         "Common Stock" means the Class A Voting Common Stock, par value $.01 per share, and the Class B Nonvoting Common Stock, par value $.01 per share, of the Company.

         "Escrow Agreement" means that Escrow Agreement among Sellers, PSO and the Escrow Agent named therein in the form of Exhibit B to the Stock Purchase Agreement.

         "Fully Diluted Basis" shall mean with respect to any shares of capital stock of the Company the aggregate of (a) all of such shares which consist of Common Stock, and (b) with respect to any other shares which are not Common Stock, the number of shares of Common Stock into which such shares are convertible at the time of determination of such Fully Diluted Basis, and (c) with respect to any options, warrants or other rights to acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) the maximum number of shares of Common Stock issuable at the time of such determination in connection with the exercise of any such options, warrants or other rights to subscribe, convert or exchange.

         "Options" shall mean any rights, options, or warrants to purchase shares of Common Stock from the Company, and securities of any type whatsoever that are, or may become, convertible into, exercisable, exchangeable, or carry rights to subscribe for any Common Stock of the Company.

         "Person"   shall   mean  an   individual,   partnership,   corporation,
association,   trust,  joint  venture,   unincorporated   organization  and  any
government, governmental department or agency or political subdivision thereof.

         "PSO" shall mean Public Service Company of Oklahoma, an Oklahoma corporation.

         "Qualified IPO" shall mean a fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of Common Stock in which the aggregate net proceeds to the Company after deducting underwriters' discounts and commissions equals or exceeds $20,000,000 and in which the price per share of Common Stock offered to the public equals or exceeds $10.00, such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event, and the listing of such Common Stock on a nationally recognized U.S. exchange.

         "Sellers" shall mean the persons listed on Schedule 2.1 of the Stock Purchase Agreement.

         "Shareholders" shall have the meaning given such term in the Recitals to this Agreement.

         "Stock Purchase Agreement" means that certain Agreement of even date between Dr. L. J. Ybarrondo and his Related Trusts and Family Members (as such terms are defined in the Stock Purchase Agreement) and PSO, as well as the Exhibits and Schedules thereto when the circumstances so admit.

         "Transfer" shall mean, with respect to any security of the Company, any transfer, sale, gift, exchange, assignment, pledge or other disposition by a Shareholder and in the case of a Shareholder which is not an individual, a Transfer of shares of Common Stock or other security held by such Shareholder shall be deemed to have been made if any equity interest in such Shareholder is directly or indirectly transferred, sold, given, exchanged, assigned, pledged or disposed of to any other Person.

         "Transferee" shall mean any Person who receives shares of Common Stock by virtue of a Transfer.

                                   ARTICLE II

            AFFIRMATIVE COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

         2.1      Board Representation and Voting Agreement.

                  (a) The Shareholders hereby agree to amend the Bylaws of the Company, and to take all other actions as may be necessary, to establish and maintain the number of directors of the Board of Directors of the Company at a minimum of six (6).

                  (b) For so long as PSO owns 10% or more of the outstanding Common Stock of the Company on a Fully Diluted Basis, PSO shall have the right to designate one (1) member of the Board of Directors. The Shareholders hereby agree to cast their votes for, and the Company shall take all necessary steps to nominate, the candidate for the Board of Directors designated by PSO, who initially shall be David M. Thomison.

                  (c) In the event all parties to this Agreement agree to increase the number of directors above six, the parties agree to fill such vacancies only with independent industry executives.

                  (d) The Company agrees that, without the consent of PSO, it will not issue any Common Stock on a Fully Diluted Basis at a price lower than $6.00 per share, proportionately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, recapitalization, automatic conversion, redemption or other similar event affecting the number or character of outstanding shares of Common Stock, and the Shareholders hereby agree to vote their shares, and to take all other actions as may be necessary, to cause the Company to comply with such covenant; provided, the provisions of this Section 2.1(d) shall not apply to (i) Options issued to any employees of the Company pursuant to any Approved Management Incentive Plan; (ii) Common Stock issued pursuant to the exercise of Options granted under any Approved Management Incentive Plan; and (iii) shares of Class A Voting Common Stock issued to any holder of shares of Class B Stock upon the conversion of any share of Class B Nonvoting Common Stock to Class A Voting Common Stock, and vice versa;

                  (e) If at any time the number of authorized but unissued shares of Class A Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Nonvoting Common Stock, the Company and the Shareholders shall immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Voting Common Stock to such number of shares as shall be sufficient for such purpose.

                  (f) Each and every Transferee of the shares from any Shareholder shall be bound by and subject to all the terms and conditions of this Agreement. So long as this Agreement is in effect, the Company shall require, as a condition precedent to the Transfer of any shares covered by this Agreement, that the Transferee agrees in writing to be bound by, and subject to, the terms and conditions of this Agreement and to ensure that his Transferees of the shares shall be likewise bound.

                  2.2 Restrictive Legend. The Company and the Shareholders agree that, so long as this Agreement is in effect, all share certificates in respect of Common Stock or other voting securities, now or hereafter held by each Shareholder will be stamped or otherwise imprinted with a legend in substantially the following form:

         THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS IN REGARD TO THE VOTING OF SUCH SHARES AND THEIR TRANSFER, AS PROVIDED IN THE ARTICLES OF INCORPORATION AND BY THE PROVISIONS OF A SHAREHOLDERS' AGREEMENT DATED JUNE 2, 1997 BY AND AMONG THE COMPANY AND THE SHAREHOLDERS NAMED THEREIN, A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY.

                  2.3 Director Expenses. The Company shall pay the reasonable out-of-pocket travel, lodging and other related expenses of all directors elected pursuant to the Articles of Incorporation and this Article II incurred in connection with attendance at meetings of the Board or any committee thereof.

                                   ARTICLE III

                                  MISCELLANEOUS

         3.1      Notices.

                  (a) All demands, notices, requests, consents and other communications required or permitted under this Agreement, shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including FedEx) or U.S. Postal Service overnight delivery service, or deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth on Schedule A hereto.

                  (b) Notices shall be deemed given upon the earlier to occur of
(i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 4:00 p.m. Mountain Time and, if sent after 4:00 p.m. Mountain Time, on the day (other than a Saturday,

Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid. Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

         3.2 Waivers and Amendments. The rights and obligations of the Company and the rights and obligations of the Shareholders under this Agreement may not be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended without the written consent of all Shareholders.

         3.3 Entire Agreement. This Agreement and the other agreements referred to herein constitute the whole and entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings between the parties with respect thereto. This Agreement may not be modified except by an instrument in writing signed by all parties.

         3.4 Governing Law. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Idaho, except any choice of law provision of Idaho law shall not apply if the law of a state or jurisdiction other than Idaho would apply thereby.

         3.5 Jurisdiction and Venue. The parties to this Agreement agree that jurisdiction and venue of any action brought to enforce, or to construe or determine the validity of, any term or provision contained in this agreement shall properly lie in the District Court of Bonneville County, Idaho, or the United States District Court for the District of Idaho, or the District Court of Tulsa County, Oklahoma, or the United States District Court for the Northern District of Oklahoma. Such jurisdiction and venue are merely permissive; jurisdiction and venue shall also continue to lie in any court where jurisdiction and venue would otherwise be proper. The parties further agree that the mailing by certified mail, return receipt requested, or the delivery by any recognized expedited delivery service, of any process required by any such court shall, when received, constitute valid and lawful service of process against them, without the necessity for service by any other means otherwise provided by statute or rule of court.

         3.6 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns. No party may assign its, his or her obligations hereunder without the prior written consent of all other parties; provided, notwithstanding any provision of this Agreement or in the Bylaws of the Company to the contrary, without prior notice to or consent of the other parties to this Agreement, PSO may assign all of its rights and obligations under this Agreement, or any or all of its shares of Capital Stock of the Company, to any Affiliate under the direct or indirect control of PSO's parent corporation, Central and South West Corporation. Each Shareholder hereby agrees to vote its shares as necessary to effect any amendment to the Bylaws or take such other action as may be necessary to permit PSO to effect such assignment.

         3.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         3.8 Attorneys' Fees. If any action is brought to enforce, or to construe or determine the validity of, any term or provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

         3.9 Severability. If any provision of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         3.10 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         3.11 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

         3.12 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         3.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any signature delivered by facsimile transmission shall be deemed a valid and binding signature for all purposes hereof.

         3.14 Expenses. The parties hereto agree to pay their separate costs and expenses (such as travel, photocopy and telephone expenses and including the fees and expenses of counsel) in connection with the documentation of the transactions contemplated by this Agreement and shall not be liable for the other's expenses.

         3.15 Termination. This Agreement shall terminate upon the consummation of a Qualified IPO, or upon the unanimous consent of the parties.

         3.16 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions this Agreement were not performed fully by the parties hereto in accordance with its specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of the Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically such terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, such remedy being in addition to and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity.

         3.17 Escrow. The effectiveness of this Agreement is subject to and contingent upon approval, as provided therein, of the Stock Purchase Agreement, and all transactions contemplated thereby, by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act, of 1935, as amended. Pending such approval, the parties agree to execute, deliver, and deposit this Agreement with the Escrow Agent (as such term is defined in the Stock Purchase Agreement) pursuant to the terms of the Escrow Agreement.

                  (a) In the event the SEC disapproves of the transactions contemplated by the Stock Purchase Agreement, or in the event no approval, as provided therein, or denial is received from the SEC within 75 days from the date hereof (or such later date as may be agreed to in writing by PSO and Dr. L.
J. Ybarrondo and communicated to the Escrow Agent) (i) this Agreement shall be rescinded, and (ii) no party hereto shall have any liability to any other party whatsoever.

                  (b) In the event of SEC approval of the Stock Purchase Agreement, as provided therein, and all transactions contemplated thereby, this Agreement shall be delivered by the Escrow Agreement to all parties and shall continue in full force and effect.

         In Witness Whereof, this Agreement has been executed as of the date first above written.

                                            "Company"

                                            SCIENTECH, INC.


                                            By:

                                            Name:

                                            Title:



                                           "Shareholders"

                                            PUBLIC SERVICE COMPANY OF OKLAHOMA


                                            By:

                                            Name:

                                            Title:



                                            DR. L. J. YBARRONDO

                                            YBARRONDO FAMILY TRUST B


                                            By:
                                            Dr. L. J. Ybarrondo, Trustee

                                            YBARRONDO FAMILY TRUST C-1


                                            By:
                                            Dr. L. J. Ybarrondo, Trustee

                                            YBARRONDO FAMILY TRUST C-2


                                            By:
                                            Dr. L. J. Ybarrondo, Trustee



                                            DR. MARILDA YBARRONDO



                                            DR. ANA-BELEN YBARRONDO



                                           MICHEL W. YBARRONDO



                                           LOREN A. YBARRONDO


                                           KR ACQUISITION CORP.


                                           By:
                                           Bruce R. Robinson, Chairman



                                           ROGER J. MATTSON

                                   SCHEDULE A

                              List of Shareholders


   Name and Address                                          Number of Shares


PSO                                                           70,000 Class A
                                                             436,000 Class B

Dr. L. J. Ybarrondo                                          183,904 Class A

Ybarrondo Family Trust B                                      59,119 Class A

Ybarrondo Family Trust C-1                                    40,080 Class A

Ybarrondo Family Trust C-2                                   180,258 Class A

Dr. Marilda Ybarrondo                                         43,002 Class A

Dr. Ana-Belen Ybarrondo                                        1,990 Class A

Michel W. Ybarrondo                                            1,988 Class A

Loren A. Ybarrondo                                             1,988 Class A

KR Acquisition Corp.                                         298,500 Class A

Roger J. Mattson                                             118,189 Class A